SEGALL BRYANT & HAMILL TRUST

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

August 24, 2020

VIA EDGAR

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Segall Bryant & Hamill Trust (the “Registrant”)

Pre-Effective Amendment No. 2 to Registration Statement on Form N-14

As filed with the Commission on August 24, 2020

File Nos. 811-03373 and 333-240059

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned registrant, Segall Bryant & Hamill Trust, and the undersigned distributor, Ultimus Fund Distributors, LLC, each hereby requests that the effectiveness of the above-referenced registration statement be accelerated to Tuesday, August 25, 2020, at 5:00 p.m. (Eastern time), or as soon thereafter as practicable.

Very truly yours,

SEGALL BRYANT & HAMILL TRUST

/S/ Philip Hildebrandt
By:	Philip Hildebrandt
Title:	President

ULTIMUS FUND DISTRUBUTORS, LLC

/S/ Kevin M. Guerette
By:	Kevin M. Guerette
Title:	President